Exhibit 2.1

ASSET ACQUISITION AGREEMENT

BY AND BETWEEN

RACKABLE SYSTEMS, INC.

AND

RACKABLE CORPORATION

DATED AS OF DECEMBER 23, 2002

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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EXHIBITS

Exhibit A	-	Financial Statements

Exhibit B	-	Document Closing Checklist

Exhibit C	-	Transferred Employees

Exhibit D	-	Form of Advisory Agreement

Exhibit E	-	Amended and Restated Broker Agreement

Exhibit F	-	Employee Proprietary Information and Inventions Agreement

Exhibit G	-	Form of Employment Agreement

Exhibit H	-	Form of Founders Agreement

Exhibit I	-	Form of Opinion of Counsel to the Company

Exhibit J	-	Form of Option Agreement

Exhibit K	-	Form of Option Plan

Exhibit L	-	Form of Registration Agreement

Exhibit M	-	Schedule of Retained Liabilities

Exhibit N	-	Form of Stockholder Voting Agreement

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ASSET ACQUISITION AGREEMENT

This ASSET ACQUISITION AGREEMENT (this “Agreement”) is made as of December 23, 2002, by and among Rackable Systems. Inc., a Delaware corporation (the “Company”), Rackable Corporation, a Delaware corporation (the “Acquiror”) and each of Giovanni Coglitore, Nikolai Gallo and Jack Randall (each a “Founder,” and, collectively, the “Founders”). The Company and the Acquiror are referred to herein collectively as the “Parties.”

Certain capitalized terms are used in this Agreement as specifically defined herein. These definitions are set forth or referred to in Section 8 hereof.

WITNESSETH:

WHEREAS, the Company is engaged in the design, development and production of rack-mount computer servers and data storage solutions;

WHEREAS, Acquiror desires to acquire from the Company and the Company desires to sell to the Acquiror substantially all of the assets, properties, rights and claims of, or related to, the Company’s business, on the terms and conditions set forth herein;

WHEREAS, simultaneously with the transactions contemplated by this Agreement, and as part of the same overall plan, pursuant to the Securities Purchase Agreement Parthenon will acquire in exchange for cash shares of newly issued Series A Preferred Stock of Acquiror, representing all the issued and outstanding shares of such Series A Preferred Stock;

WHEREAS, the Parties intend that the transactions contemplated by this Agreement and the Securities Purchase Agreement constitute a transaction described in Section 351 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the parties hereto hereby agree as follows:

Section	1. PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale; Consideration. Subject to all of the terms and conditions of this Agreement, and based on the representations and warranties contained herein (A) the Acquiror agrees to acquire, and the Company agrees to transfer to the Acquiror at the Closing, free and clear of all Liens other than Permitted Liens, all of the Company’s rights, title and interest in and to all of the assets, properties, rights and interests of the Company other than the Retained Assets (collectively, the “Acquired Assets”); and (B) the Acquiror shall assume all of the Assumed Liabilities. For the avoidance of doubt, regardless of whether such Liability is disclosed herein or in any other schedule hereto or otherwise known by the Acquiror. The Acquiror shall not assume or have any responsibility for any of the Retained Liabilities, and the Company hereby acknowledges that it is retaining the Retained Liabilities. The aggregate consideration (the “Acquisition Consideration”) in exchange for the Acquired Assets shall be as follows:

(a) Cash in the amount of $12,000,000 (the “Cash Component”);

(b) 7,175,004 shares of Common Stock of the Acquiror (the “Common Stock Component”); and

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(c) an agreement between the Company and the Acquiror (the “Company Warrant Agreement”) providing for the Issuance of a warrant or warrants (the “Company Warrant”) to purchase shares of Common Stock of the Acquiror in certain circumstances (the “Company Warrant Component”).

1.2 Intentionally Left Blank.

1.3 Closing. The closing (the “Closing”) of the transactions hereunder shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois at 10:00 a.m., on the business day following the date upon which each of the conditions to Closing set forth in Section 4 hereof shall be satisfied or waived or at such other place or on such other date as may be mutually agreeable by the Company and the Acquiror (the actual day of the Closing being referred to herein as the “Closing Date”). At the Closing, the Company shall deliver to the Acquiror such appropriately executed instruments of sale, transfer, assignment, conveyance and delivery, warrant deeds, warranty assignments of leases, assignments, vehicle titles, transfer tax declarations and all other instruments of conveyance which are necessary or desirable to effect transfer to the Acquiror of good and marketable title to the Acquired Assets free and clear of all Liens, other than Permitted Liens and assume the Assumed Liabilities (the “Assignment Documents”) (it being understood that all of the foregoing shall be satisfactory in form and substance to and the other agreements, documents and instruments required to be delivered pursuant to Section 4.1 and its counsel), against delivery to the Company by the Acquiror of a wire transfer of immediately available funds in the amount of the Cash Component of the Acquisition Consideration therefore, together with certificates representing the Common Stock of the Acquiror and the Company Warrant described in Section 1.1.

1.4 Use of Proceeds. The Company shall use certain of the proceeds of the sale hereunder at the Closing (i) to establish reserve for those Company’s Liabilities (including, without limitation, the Retained Liabilities) in such amounts that the Company determines in good faith to be necessary to satisfy its obligations; and (ii) to make payments to each of the Founders and other stockholders of the Company.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Founders represent and warrant to the Acquiror that the statements contained in this Section 2 are true and correct in all respects as of the date of this Agreement, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this Section 2.

2.1 Organization of the Company. The Company is a Delaware corporation, duly organized, validly existing, and in good standing under the laws of Delaware. The Company is qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions are the only jurisdictions where the nature of the activities conducted by it or the character of the property owned, leased or operated by it make such qualification necessary or appropriate, and where the failure to so qualify or be in good standing may have a Material Adverse Effect on the Company’s business or operations in such jurisdiction. The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to own and operate their properties, to carry on their businesses as now conducted and presently proposed to be conducted. Section 2.1 of the Disclosure Schedule sets forth a list of each of the Company’s officers and directors. There are no committees of the Board of Directors.

2.2 Capitalization and Ownership of the Company. The authorized capital stock of the Company consists of 15,000,000 shares of common stock, $.001 par value per share (the “Common

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Stock”) of which (a) 10,868,587 shares are issued and outstanding, (b) 1,131,413 are reserved for future issuance upon the exercise of the options granted under the 2001 Stock Incentive Plan, and (c) 54,535 are reserved for Issuance upon exercise of the Warrants. As of the date hereof, 17,600 options granted under the 2001 Stock Incentive Plan are outstanding. All of the issued and outstanding shares, options and the Warrant are held of record by the Persons and in the respective amounts set forth on Section 2.2 of the Disclosure Schedule, free and clear of any Liens imposed by the Company. All of the outstanding shares of capital stock of the Company have been duly and validly issued, are fully paid and nonassessable. Except as set forth in Section 2.2 of the Disclosure Schedule, there are no preemptive rights or other rights to be protected from dilution on the part of any holder of any securities of the Company and there are no rights requiring the Company to repurchase, redeem or acquire any of the securities of the Company. Except as set forth in Section 2.2 of the Disclosure Schedule, no shares of the capital stock of the Company are reserved for any purpose. Except as set forth in Section 2.2 of the Disclosure Schedule, there are no outstanding options, warrants, rights, or other agreements or commitments of any kind obligating the Company, contingently or otherwise, to issue or sell any shares of its capital stock or any securities or obligations convertible into, or exchangeable for, any shares of its capital stock, and no authorization therefor has been given. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. Section 2.2 of the Disclosure Schedule sets forth the names of the record holders of all outstanding options, warrants or other rights to purchase, sell or otherwise dispose of, or rights to exchange or convert into, any shares of the Company’s capital stock and the number of shares, exercise or conversion prices and expiration dates of such options, warrants or other rights. Except as set forth in Section 2.2 of the Disclosure Schedule, none of the terms (including the purchase, exercise or conversion price thereof and the number of shares issuable thereunder) of any such options, warrants or other rights are subject to adjustment by reason of the transactions contemplated by this Agreement, and none of such options, warrants or other rights which are subject to vesting provide for the acceleration of such vesting upon the occurrence of the transactions contemplated by this Agreement. Except as set forth on Section 2.2 of the Disclosure Schedule, the Company is not a party to or subject to any agreement or understanding and to the Company’s Knowledge, there are no agreements with respect to the voting or transfer of capital stock of the Company or with respect to any other aspect of their affairs. The Company has delivered to the Acquiror correct and complete copies of the certificate of incorporation and bylaws of the Company (each as amended to date), and no action has been taken to effect any amendment thereto. The minute books (containing the records of meetings of stockholders and the board of directors) and the stock record books of the Company are all correct and complete in all material respects and copies thereof have been made available to the Acquiror. None of the outstanding shares of capital stock or other securities of the Company was issued, sold or offered were required to be registered under the Securities Act or the securities or blue sky laws of any state or jurisdiction, or any applicable securities laws in the relevant jurisdictions outside of the United States. Except as set forth in Section 2.2 of the Disclosure Schedule the Company has no obligation to any holder of its securities to effect a registration thereof for sale under the Securities Act.

2.3 Authorization of Transaction. The Company has the legal capacity, power and authority (including full corporate power and authority) to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its respective obligations hereunder and thereunder. All corporate and other actions or proceedings to be taken by or on the part of the Company and its directors and stockholders to authorize and permit the execution and delivery by it of this Agreement and the other Transaction Documents to which the Company is a party, the performance by it of its respective obligations hereunder and thereunder, and the consummation by it of the transactions contemplated herein and therein, have been duly and properly taken. This Agreement and the other Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and conditions except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of

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creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Founders Agreement may be limited by applicable federal or state securities laws.

2.4 Noncontravention. Except as set forth in Section 2.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement or any of the other Transaction Documents to which the Company is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any Legal Requirement to which the Company or any of the property of the Company is subject or any provision of the certificate of incorporation or by-laws of the Company or (ii) conflict with, result in a material breach of, constitute a material default under (whether with or without the passage of time, the giving of notice or both), result in the acceleration, increase, termination, modification of existing benefits or burdens under or cancellation of, create in any party the right to accelerate, terminate, modify, or cancel, result in any payment or penalty under or require any notice under any Contractual Obligation of the Company, set forth or required to be set forth in Section 2.18 of the Disclosure Section or result in the imposition of any Lien upon any of its assets.

2.5 Brokers’ Fees. Except as set forth in Section 2.5 of the Disclosure Schedule, the Company does not have any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

2.6 Title to Assets. Except as set forth in Section 2.6 of the Disclosure Schedule, (i) the Company has good and marketable title to, or a valid and subsisting leasehold interest in, the properties and assets used by it or reflected on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for (x) statutory liens for the payment of current taxes which are not yet delinquent, and for Liens that arise in the Ordinary Course of Business and (y) minor defects in title, none of which individually or in the aggregate, materially impair the Company’s ownership of or leasehold interest in such property or asset, and (ii) the Company’s buildings, equipment and other tangible assets are in good operating condition and are fit for use in the Ordinary Course of Business. The inventory of the Company consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is fit or suitable and usable to the production or completion of products for sale in the Ordinary Course of Business. Since the date of the Most Recent Balance Sheet, no inventory has been sold or disposed of except through sales in the Ordinary Course of Business.

2.7 All Assets Necessary to Conduct Business. To the Company’s Knowledge, the Acquired Assets comprise all of the assets, properties and rights of every type and description, real, personal, tangible and intangible used by the Company in, and which are reasonably necessary to, the conduct of the businesses of the Company as currently conducted.

2.8 Subsidiaries. The Company has no Subsidiaries. Except as set forth in Section 2.8 of the Disclosure Schedule the Company does not control directly or indirectly or has any direct or indirect equity, debt or other participation or interest in any Person which is not a Subsidiary of the Company. For the purposes of greater clarity, and without in any way limiting the generality of the foregoing, all of such equity, debt and other participation or interest shall be included as part of the Acquired Assets.

2.9 Financial Statements. Attached hereto as Exhibit A are the following financial statements (collectively the “Financial Statements”): (i) audited balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended September 30, 2002 (the “Most Recent Fiscal Year End”), September 30, 2001, and September 30, 2000 for the Company (and in the case of fiscal year ended September 30, 2000, its predecessor), and (ii) unaudited balance sheets and statements of income, changes in stockholders’ equity and cash flows for the year to date ended November 30, 2002 for the Company (such year to date period being referred to herein as the

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“Most Recent Interim Period”) and (iii) the consolidated balance sheet of the Acquiror reflecting the assets (including cash) and liabilities of the Acquiror as of the Closing Date after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents (the “Pro Forma Balance Sheet”). The Financial Statements set forth in clause (i) and (ii) above (including, with respect to the audited financial statements only, the notes thereto) have been prepared in accordance with GAAP and apply GAAP on a consistent basis throughout the periods covered thereby. The Financial Statements (including, with respect to the audited financial statements only, the note thereto) present fairly (in the case of the Pro Forma Balance Sheet, in all material respects) the financial condition of the Company as of such dates and the results of operations and cash flows of the Company for such periods and are consistent with the books and records of the Company, subject only, in the case of the unaudited financial statements, to normal and recurring year end adjustments and the absence of notes, which in each case are not material and are of the same magnitude, type and scope as the year-end adjustments and notes reflected in the Most Recent Fiscal Year End financial statements. The books and records of the Company have been maintained in accordance with GAAP.

2.10 Indebtedness and Guarantees. Section 2.10 of the Disclosure Schedule describes Indebtedness of the Company as of the date of this Agreement and sets forth the principal amounts, scheduled amortizations, and interest accruals necessary to calculate Indebtedness (assuming no prepayments). The Company is not a guarantor or otherwise liable for any Liability of any other Person. There shall be no fees, expenses, prepayment penalties or other charges due as a result of the consummation of the transactions contemplated by this Agreement or the Transaction Documents with respect to any Indebtedness set forth on Section 2.10 of the Disclosure Schedule.

2.11 Absence of Certain Changes and Events. Since the Most Recent Fiscal Year End and except as disclosed in Section 2.11 of the Disclosure Schedule, the Company has conducted its business only in the Ordinary Course of Business and there has not been or occurred:

(a) any sale, lease, transfer, or assignment of any of the Company’s assets, tangible or intangible, other than sales of inventory in the Ordinary Course of Business;

(b) any (i) Contractual Obligation (or series of related Contractual Obligations) entered into by the Company other than in the Ordinary Course of Business and in an amount not in excess of $25,000, or (ii) transaction with, or payment to, or for the benefit of, any Insider;

(c) any acceleration, termination, modification, or cancellation of any Contractual Obligation of the Company, involving a total remaining commitment by or to the Company of at least $25,000;

(d) to the Company’s Knowledge, any creation or imposition of any Lien upon the Company’s assets, tangible or intangible;

(e) any capital expenditure (or series of related capital expenditures) involving more than $25,000;

(f) any capital investment in, any loan to, or any acquisition of the securities, assets (other than inventory acquired in the Ordinary Course of Business) or business of, or any merger or combination with or acquisition of, any other Person;

(g) any delay or postponement of the repair and maintenance of its properties or the payment of accounts payable, accrued liabilities and other obligations and liabilities or any negotiation

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with any party to extend the payment date of any accounts payable or accelerated the collection of any accounts or notes receivable;

(h) any cancellation, compromise, waiver, or release of any right or claim or Indebtedness (required to be set forth in Section 2.10 of the Disclosure Schedule) to the Company;

(i) any settlement involving the Company regarding any infringement of any Intellectual Property;

(j) any dividend or distribution (whether in cash or in kind) (including any warrants, options or other rights to acquire securities) or repurchase, redemption or retirement of any capital stock or other securities of the Company;

(k) any termination of any of the business relationships between the Company and any dealer, franchisee, distributor, licensee, customer or supplier of the Company involving a total remaining commitment by or to the Company of at least $25,000, or any modification of any of such relationships in a manner which is less favorable to the Company, or threat or notification of any intention (orally or in writing) by any such dealer, franchisee, distributor, licensee, customer or supplier to effect any such termination or modification (and the Company has no Knowledge of any facts which would form the basis for any such termination or modification);

(l) any damage, destruction or loss (whether or not covered by insurance) to any property of the Company in excess of $25,000;

(m) any loan from the Company to, or any other transaction between the Company and any of the directors, officers, Affiliates and employees of the Company (other than advancement for reasonable and customary travel and business expenses in the Ordinary Course of Business):

(n) any increase, modification or change in the compensation (whether contingent or otherwise) of any of the officers or employees of the Company or modification, amendment or termination of any Employee Benefit Plan;

(o) any payment of any amount to any third party with respect to any Liability of the Company (excluding any costs and expenses incurred or which may be incurred in connection with this Agreement and the transactions contemplated hereby) other than in the Ordinary Course of Business;

(p) any actions or failure to take any action which action or failure could, to the Knowledge of the Company, reasonably be expected to result (either individually or in the aggregate) in a Material Adverse Effect;

(q) any borrowings of any amount or any incurrence of Indebtedness or other Liabilities, except trade payables and accrued liabilities incurred in the Ordinary Course of Business;

(r) to the Knowledge of the Company, any unauthorized disclosure of any proprietary confidential information by the Company or its employees or officers to any Person;

(s) suffered any theft, damage, destruction or casualty loss in excess of $25,000, to its assets, or any extraordinary loss whether or not covered by insurance or waived any rights of value, whether or not in the Ordinary Course of Business and whether or not covered by insurance;

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(t) any material change in the conduct of its business, or any change in its method of accounting, purchase, sale, lease, management, marketing, promotion, operation, its billing and collection of receivables (including its pre-billing practices for its customers), inventory purchases and cash management practices other than in the Ordinary Course of Business or change to its pricing structure;

(u) any institution or settlement of any claim or lawsuit involving equitable or injunctive relief or more than $25,000 in the aggregate;

(v) any performance guarantees or discounts to its customers other than in the Ordinary Course of Business;

(w) any agreements or arrangement with third parties containing non-competition, non-solicitation covenants binding the Company;

(x) entered into any other material transaction outside the Ordinary Course of Business or which involves consideration in excess of $25,000, whether or not in the Ordinary Course of Business:

(y) any material modification or change of the application of GAAP from the manner in which it was applied in the Most Recent Financial Statements; and

(z) any commitment of the Company to effect or permit any of the foregoing.

2.12 Absence of Undisclosed Liabilities. The Company does not have any Liability to the extent such Liabilities arise out of a related series of events, and there is no basis for any proceeding, hearing, investigation, charge, complaint or claim against the Company with respect to any Liability, except for (i) Liabilities reflected on the Most Recent Balance Sheet, (ii) Liabilities of the same type, magnitude and scope as those reflected on the Most Recent Balance Sheet which have arisen since the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit), and which would not, individually or in the aggregate, result in a Material Adverse Effect and (iii) other Liabilities not to exceed $25,000 in the aggregate.

2.13 Legal and Other Compliance. Each of the Company and any of its predecessors is and has at all times been in compliance in all material respects with all material applicable Legal Requirements relating to the operation and conduct of its businesses and any of its properties or facilities, including all Legal Requirements relating to employment of labor (including, without limitation, as relating to employment practices, terms and conditions of employment and wages and hours), the Company has not been and is not engaged in any unfair labor practice as defined in the National Labor Relations Act, as amended, and the Company has not received notice (and does not otherwise have any Knowledge) of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice alleging any failure so to comply.

2.14 No Material Adverse Change. Since the date of the Most Recent Balance Sheet, there has not been any event or circumstance which has resulted in a Material Adverse Effect on the Company and no event has occurred or circumstance exists that would reasonably be expected to result in such a Material Adverse Effect on the Company.

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2.15 Taxes.

(a) Each of the Company and any of its predecessors has filed on a timely basis all Tax Returns required to be filed by them. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid, other than Taxes which do not exceed by a material amount the reserves for current Tax Liabilities as set forth on the Most Recent Balance Sheet. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. To the Company’s Knowledge, no claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than for Taxes that the Company is contesting in good faith through appropriate proceedings.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee. independent contractor, creditor, stockholder, or other third party.

(c) There is currently no dispute, audit, investigation, proceeding or claim concerning any Liability with respect to Taxes of the Company either (i) claimed or raised by any authority in writing or (ii) as to which the Company (including any of their respective directors or officers or employees responsible for Tax matters) has Knowledge based upon contact with any such authority. Section 2.15(c) of the Disclosure Schedule, (i) lists all federal, state, local and foreign Tax Returns filed by the Company for all taxable periods since its inception that have been audited and (ii) none are currently open or the subject of audit. The Company has delivered or made available to the Acquiror correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company for the last three taxable years.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Company is not or has not been a party to any Tax allocation or sharing agreement. The Company is not and has never been a member of an Affiliated Group filing a consolidated federal income Tax Return.

(f) The Company has not filed a consent under Code § 341(f) concerning collapsible corporations. The Company is not obligated under any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Code § 280G or § 404. The Company has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(l)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that to its Knowledge could give rise to a substantial understatement of federal income Tax within the meaning of the Code § 6662.

(g) Except as set forth in Section 2.15(g) of the Disclosure Schedule, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date outside the Ordinary Course of Business; or (D) prepaid amount received on or prior to the Closing Date outside the Ordinary Course of Business.

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(h) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355.

(i) Except as set forth in Section 2.15(i) of the Disclosure Schedules, the Company and any predecessors of the Company have been at all times a validly electing S corporation within the meaning of Code §§ 1361 and 1362 (or any corresponding provision of state, local or foreign Tax law) at all times during its existence.

(j) The Company does not have and has never had a Subsidiary and has not, in the past 10 years, (A) acquired assets from another corporation in a transaction in which such Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

2.16 Property, Plant and Equipment

(a) The Company does not own and has never owned any real property.

(b) Section 2.16(b) of the Disclosure Schedule lists all real property leased or subleased to the Company. The Company has delivered to the Acquiror correct and complete copies of the leases and subleases (the “Leased Premises”) listed in Section 2.16(b) of the Disclosure Schedule (as amended to date) which such leases and subleases have not been amended or modified since the date thereof. With respect to each lease and sublease listed in Section 2.16(b) of the Disclosure Schedule: (i) the lease or sublease is valid, binding, enforceable, and in full force and effect; (ii) the Company and, to its Knowledge, any other party to the lease or sublease, is not in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder; (iii) to the Knowledge of the Company, the current use of the Leased Premises by the Company and the operation of the Company’s business does not violate any instrument of record affecting such Leased Premises or any applicable Legal Requirements; (iv) there are no leases, subleases, licenses, concessions or other contracts by the Company, written or, to the Knowledge of the Company, oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of such Leased Premises except in favor of the Company; and (v) the Company does not have any outstanding options or rights of first refusal to purchase such Leased Premises, or any portion thereof or interest therein.

(c) The Leased Premises (collectively, the “Real Property”) comprise all of the real property used by the Company in the operation of the business of the Company.

2.17 Intellectual Property.

(a) The Company owns, or has the right to use pursuant to a license, sublicense, agreement, or permission, all Intellectual Property necessary or desirable for the operation of the business of the Company as presently conducted, free and clear of all Liens. Each item of Intellectual Property owned by the Company will be owned and available for use by the Acquiror immediately subsequent to the Closing on terms and conditions that are identical to those applicable to the Company’s ownership or use prior to the Closing. Except as disclosed in Section 2.17(a) of the Disclosure Schedule, the Company has taken all reasonably necessary and desirable actions to maintain and protect each item of Intellectual Property that the Company owns.

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(b) The Company has not infringed upon or misappropriated any third party intellectual property rights of any kind or nature (including patents, copyrights, Trademarks, mask works, trade secret rights), and the Company has not received any charge, complaint, claim, demand, or notice alleging any such infringement or misappropriation (including any claim that the Company must license or refrain from using any intellectual property rights of any third party). Except as disclosed in section 2.17(b) of the Disclosure Schedule, to the Knowledge of the Company, no third party has infringed upon or misappropriated any Intellectual Property.

(c) Except as disclosed in Section 2.17(c) of the Disclosure Schedule, the Company has not engaged in any business practices that constitute unfair competition under applicable laws, or are otherwise fraudulent or illegal, including any misrepresentation of the origin or source of the products or services of the Company and any misrepresentation as to the endorsement, sponsorship or affiliation of the products or services of the Company by any Person or group.

(d) Section 2.17(d) of the Disclosure Schedule Identifies each U.S. and foreign patent, trademark registration, copyright registration, domain name registration, pending applications to register any of the foregoing, and all other Intellectual Property that is registered or subject to a pending application for registration with any governmental agency, authority or entity anywhere in the world, in each case that has been filed by, issued to or assigned to the Company, and identifies each license agreement, or other permission which the Company has granted to any third party with respect to any of the Company’s patents, copyrights, and Trademarks. The Company has delivered to the Acquiror correct and complete copies of all such patents, registrations, applications (excluding patent applications), and all written licenses, agreements, and permissions related thereto (as amended to date) and has made available to the Acquiror correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item as requested by the Acquiror. Section 2.17(d) of the Disclosure Schedule also identifies each trade name or unregistered trademark or servicemark used by the Company. With respect to each item of Intellectual Property required to be identified in Section 2.17(d) of the Disclosure Schedule:

(i) the Company possess all right, title, and interest in and to the item, free and clear of any Lien, license, or similar restriction;

(ii) to the Knowledge of the Company, the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge issued by a court of law or other governmental entity;

(iii) the Company has not received notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand which challenges the legality, validity, enforceability, use, or ownership of the item, and, to the Knowledge of the Company, no such action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is threatened;

(iv) except as disclosed in Section 2.17(d) of the Disclosure Schedule and the Company has not agreed to indemnify any Person for or against any infringement or misappropriation of the item;

(v) each patent or registration has been properly obtained in accordance with all applicable rules and regulations governing the prosecution of applications for such patents or registrations, and the Company has not engaged in any misconduct with regard to the prosecution or procurement of the rights or interests associated with such patent or registration; and

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(vi) to the Knowledge of the Company, there are no circumstances existing on or prior to the date of this Agreement that would render an issued patent or registration to be cancelled, re-examined, terminated or withdrawn.

(e) Section 2.17(e) of the Disclosure Schedule identifies each item of Intellectual Property (excluding commercially available software) that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. The Company has delivered to the Acquiror correct and complete copies of all such written licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 2.17(e) of the Disclosure Schedule:

(i) the license, sublicense, agreement, or permission covering the item is valid, binding, enforceable, and in full force and effect:

(ii) the license, sublicense, agreement, or permission will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby:

(iii) the Company is not and, to the Knowledge of the Company, no other party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(iv) to the Knowledge of the Company, no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(v) to the Knowledge of the Company, with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iii) above are true and correct with respect to the underlying license;

(vi) to the Knowledge of the Company, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(vii) the Company has not received notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand which challenges the legality, validity, enforceability, use, or ownership of the underlying item of Intellectual Property, and, to the Knowledge of the Company, no such action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is threatened; and

(viii) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(f) The Company has entered into written confidentiality agreements and written proprietary rights agreements with all of its employees and independent contractors and consultants involved in the design and development of Products, which agreements acknowledge the ownership by the Company of all inventions created or developed by such employees and independent contractors and consultants within the scope of their employment (whether through assignment agreements or otherwise).

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2.18 Contracts.

(a) Except as expressly contemplated by this Agreement or as set forth in Section 2.18 of the Disclosure Schedule or Section 2.24 of the Disclosure Schedule, the Company is not a party to or bound by any written or oral: (i) pension, profit sharing, bonus, incentive stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements; (ii) contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $25,000 or contract relating to loans to officers, directors or Affiliates; (iii) contract under which the Company has advanced or loaned any other Person amounts in the aggregate exceeding $25,000; (iv) agreement or indenture relating to borrowed money with a recognized financial institution or other Indebtedness in excess of $25,000 or the mortgaging, pledging or otherwise placing a Lien on any asset or group of assets of the Company: (v) guarantee of any obligation in excess of $25,000; (vi) lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $25,000; (vii) lease or agreement under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company; (viii) contract or group of related contracts with the same party or group of affiliated parties the performance of which involves consideration in excess of $25,000; (ix) assignment, license, indemnification or agreement with respect to any intangible property (including, without limitation, any Intellectual Property) which involves consideration in excess of $25,000; (x) warranty agreement with respect to its services rendered or its products sold or leased other than in the Ordinary Course of Business: (xi) agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights); (xii) sales, distribution or franchise agreement; (xiii) agreement with a term of more than six months which is not terminable by the Company upon less than 30 days notice without penalty in excess of $25,000, (xiv) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or (xvi) any other agreement which is material to the operation of its business as currently conducted and involves consideration in excess of $25,000.

(b) All of the contracts, agreements and instruments set forth in Section 2.18 of the Disclosure Schedule are valid, binding and enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The Company has performed all material obligations required to be performed by it under the contracts, agreements and instruments listed on Section 2.18 of the Disclosure Schedule and is not in default under or in material breach of nor in receipt of any claim of default or material breach under any contract, agreement or instrument listed on Section 2.18 of the Disclosure Schedule; no event has occurred which with the passage of time or the giving of notice or both would result in a default, material breach or event of noncompliance by the Company under any contract, agreement or instrument listed in Section 2.18 of the Disclosure Schedule; the Company does not have any present expectation or intention of not fully performing all such obligations; the Company has no Knowledge of any material breach or anticipated material breach by the other parties to any contract, agreement, instrument or commitment listed in Section 2.18 of the Disclosure Schedule.

The Acquiror has been provided access to true and correct copies of each of the written instruments, plans, contracts and agreements and an accurate description of each of the oral arrangements, contracts and agreements which are referred to in Section 2.18 of the Disclosure Schedule, together with all amendments, waivers or other changes thereto.

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2.19 Borrowing Base. Section 2.19 of the Disclosure Schedule sets forth the most recent borrowing base certificate (the “Borrowing Base Certificate”), if any, delivered by the Company to its Senior Lender, which Borrowing Base Certificate is accurate and complete in all material respects, including, without limitation, the definition of “account” as such term is defined in Section 8 of the Senior Lender Loan Agreement.

2.20 Insurance and Risk Management. Section 2.20 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage in the period from January 1, 2002 to the Closing Date:

(a) the name, address, and telephone number of the agent;

(b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(c) the policy number, the period and amount of coverage and premium; and

(d) a description of any retrospective premium adjustments or other loss-sensitive premium arrangements.

With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect: (ii) the transactions contemplated hereby will not result in the cancellation or modification of such policies; (iii) neither the Company, nor, to its Knowledge, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; (iv) the Company has made available true and complete copies of all policies and related indemnity or premium payment agreements to the Acquiror; (v) the policy has not been amended or modified and no riders not included in the copies delivered to the Acquiror have been issued in respect of such policies; and (vi) to the Knowledge of the Company, no party to the policy has repudiated any provision thereof. Based on information and advice received from those insurance brokers retained by the Company in connection with obtaining coverage under such insurance policies, and based on past business practices, the Company reasonably believed that all such policies provide adequate coverage with reputable insurers for all normal risks incident to the Company’s assets, properties and business operations. The Company does not have any self-insurance or co-insurance programs.

2.21 Litigation. Except as disclosed on Section 2.21 of the Disclosure Schedule, the Company has not received notice (and does not otherwise have any Knowledge) of any actions, suits, proceedings, orders, investigations, claims or complaints pending or threatened against or affecting the Company or the operation, conduct, use or value of any of its properties or facilities (or pending or threatened against any of the officers, directors or employees of the Company with respect to the Company’s businesses or proposed business activities), or pending or threatened by the Company against any third party, at law or in equity, or before or by any Government or Governmental Authority; the Company is not subject to any arbitration proceedings under collective bargaining agreements or arrangements or otherwise, and has not received any notice (and does not otherwise have any Knowledge) of any governmental investigations or inquiries; and, to the Knowledge of the Company, there is no valid basis for any of the foregoing. Except as set forth on Section 2.21 of the Disclosure Schedule, the Company is fully insured with respect to each of the matters set forth on Section 2.21 of the Disclosure Schedule. The Company is not subject to any judgment, order or decree of any court or other Government or Governmental Authority, and the

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Company has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability or disadvantage which may have a Material Adverse Effect on the Company.

2.22 Product Warranty and Liability. Each product manufactured, sold, leased, or delivered by the Company has been in material conformity with any applicable Legal Requirements, contractual commitments and all express and implied warranties, and the Company has not or will not have any Liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time thereafter in accordance with GAAP and past custom and practice of the Company, which reserve is adequate to address all such Liabilities. No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity from the Company beyond the Company’s applicable standard terms and conditions of sale or lease. The Company has delivered to the Acquiror copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions). The Company does not have any Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company and the Company has received no notice (and does not otherwise have any Knowledge) of any inquiry or investigation instituted against it in respect thereof by any Person including any governmental or administrative agency.

2.23 Employees. Section 2.23 of the Disclosure Schedule lists each employee and consultant of the Company, as well as each such employee’s or consultant’s annual compensation (including any potential cash bonuses or other compensation (including, without limitation, sales commissions and bonuses) which may be payable through December 31, 2002). To the Knowledge of the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company has not experienced any labor disputes or work stoppage due to labor disagreements. Except as set forth in Section 2.23 of the Disclosure Schedule, there is no unfair labor practice charge, complaint, investigation or hearing against the Company pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any Government or Governmental Authorities outside of the United States.

2.24 Employee Benefits.

(a) Section 2.24 of the Disclosure Schedule lists each Employee Benefit Plan that the Company maintains or to which the Company contributes or is subject or with respect to which the Company has any liability.

(i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with its terms and the applicable requirements of ERISA, the Code and other applicable Legal Requirements. All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The applicable requirements of Part 6 of Subtitle B of Title I of ERISA, of Code § 4980B and other similar laws have been met with respect to each such Employee Benefit Plan. Each such Employee Benefit Plan which is intended to be qualified under Code § 401(a) has been determined by the Internal Revenue Service to so qualify or is entitled to reliance on a favorable notification or opinion letter issued by the Internal Revenue Service to the sponsor of an approved M&P or volume submitter plan document, and the Company is not aware of any facts or circumstances which could reasonably be expected to jeopardize such qualified status.

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(ii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Benefit Plan or accrued in accordance with GAAP. All premiums or other payments for all periods ending on or before the Closing Date have been paid timely with respect to each such Employee Benefit Plan.

(iii) The Company has delivered or made available to the Acquiror correct and complete copies of the plan documents and summary plan descriptions, the most recent determination, notification, or opinion letter received from the Internal Revenue Service, the most recent Form 5500 annual report, and all related trust agreements, insurance contracts, actuarial reports, and other funding agreements which implement each such Employee Benefit Plan.

(b) With respect to each Employee Benefit Plan to which any of the Company or any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute or with respect to which the Company has any liability, to the Company’s Knowledge, there have been no non-exempt Prohibited Transactions with respect to any such Employee Benefit Plan and no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened.

(c) Except as set forth in Section 2.24(c) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate (i) maintains or ever has maintained, contributes to, ever has contributed to, or ever has been required to contribute to, any Employee Benefit Plan which is a “defined benefit plan” or which provides medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code § 4980B), (ii) has any Liability with respect to a defined benefit plan, or (iii) has any Liability (including withdrawal liability) under any Multiemployer Plan.

(d) No promise or commitment to adopt, amend or improve any Employee Benefit Plan for the benefit of any current or former director, officer or employee of the Company has been made.

(e) The transactions contemplated by this Agreement shall not alone or upon the occurrence of any additional or subsequent event, result in any payment or the acceleration of, the vesting of or increase in benefits under any Employee Benefit Plan for the benefit of any current or former director, officer, or employee of the Company.

(f) Except as expressly set forth on Section 2.24 of the Disclosure Schedule, the Company has no unfunded liability with respect to any Employee Benefit Plan or with respect to any plan or program that may be mandated in accordance with local Legal Requirements. As of the Closing, the benefit obligations under each Employee Benefit Plan will be (A) appropriately reflected on the Most Recent Balance Sheet in accordance with GAAP and (B) appropriately reflected on the financial statements of the relevant Employee Benefit Plan sponsor in accordance with local Legal Requirements, past practice and generally applicable accounting principals in each applicable jurisdiction. Except to the extent set forth in Section 2.24(f) of the Disclosure Schedule, any Employee Benefit Plan that is sponsored by the Company as of the Closing will own assets (including cash or insurance contracts) with a fair market value, as of the Closing, equal to or greater than the benefit obligations under such plan.

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2.25 Environment, Health, and Safety.

(a) Except as set forth on Section 2.25 of the Disclosure Schedule, each of the Company and its respective predecessors has complied and is in material compliance with all Environmental and Safety Requirements (including all material permits and licenses required thereunder). The Company has not received any oral or written notice of any actual or alleged violation of, or any Liability under or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligation, relating to them or their facilities (including, without limitation, the Real Property) under, any Environmental and Safety Requirements. Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of any government agencies or third parties pursuant to any of the so called “transaction-triggered” or “responsible property transfer” laws and regulations and Environmental and Safety Requirements.

(b) Without limiting the generality of the foregoing, the Company has obtained, has complied, and is in material compliance with all material permits, licenses and other authorizations that are required pursuant to applicable Environmental and Safety Requirements for the occupation of its facilities, the development and use of the Real Property, and the operation of its business.

(c) To the Knowledge of the Company, none of the following exists at any property or facility owned, occupied or operated by the Company: (i) underground storage tanks; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills or surface waste or waste water impoundments or other disposal areas.

(d) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any hazardous or toxic substance, material or waste or owned, occupied or operated any facility or property (and no such property or facility is contaminated by any such substance, material, or waste) in a manner that has given or would reasonably be expected to give rise to Liability of the Company (including any Liability for response, removal, remedial or corrective action costs, natural resource damages or property damage) pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or the Solid Waste Disposal Act, as amended (“SWDA”) or any other applicable Environmental and Safety Requirements, and the Company has not received any notice that it is or may be subject to any such Liability in connection with other facilities where the Company has arranged for the disposal of toxic substances, materials or wastes.

(e) The Company has furnished to the Acquiror all material environmental, and all material occupational health and safety audits that relate to the Company, and any of its properties or facilities (including properties or facilities that the Company intends to acquire and properties or facilities that the Company has sold or vacated), that are or were in the possession, custody, or control of the Company.

(f) To the Knowledge of the Company, no circumstances with respect to the past or current operations or facilities of the Company or any of its predecessor (including any onsite or offsite disposal or release of, or contamination by, hazardous or toxic substances, materials or wastes) will hinder or prevent continued compliance with, or give rise to any Liability (including any corrective or remedial obligation) under any Environmental and Safety Requirements.

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(g) Except as set forth in Section 2.25(g) of the Disclosure Schedule, the Company has not assumed, undertaken, or otherwise become subject to any Liability of any other Person relating to Environmental and Safety Requirements.

2.26 Affiliated Transactions. Except as set forth in Section 2.26 of the Disclosure Schedule, the Company is not a party to or bound by any Contractual Obligation with any of the stockholders, directors, officers, or employees of the Company or with any of their Affiliates or any member of their family (each, an “Insider”) and no Insider owns or otherwise has any rights to or interests in any asset, tangible or intangible, which is used in any business of the Company. Section 2.26 of the Disclosure Schedule describes all services provided to or for the benefit of the Company by any Insider (other than services provided by such Insiders as employees of the Company) and the costs and expenses charged to the Company in respect thereof. Since November 1, 2001, the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) (other than, and solely to the extent, necessary to pay Taxes of the Company’s stockholders in respect of such capital stock as set forth on Section 2.26 of the Disclosure Schedule) or redeemed, purchased, or otherwise acquired any of its capital stock or made any other payment to any Founder or an Affiliate thereof.

2.27 Customers and Suppliers. Section 2.27 of the Disclosure Schedule lists each customer (including distributors) accounting for more than 5% of the gross revenues of the Company for each of the two most recent fiscal years (and the revenues generated from such customer). The Company has not received any notice or statement from any such customer (including distributors) of the Company (and does not otherwise have any Knowledge of any notice or statement) to the effect that such customer will stop, or materially decrease the rate of, buying products or services of the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Section 2.27 of the Disclosure Schedule lists each vendor, supplier, service provider and other similar business relation of the Company, representing an exposure in the aggregate of $50,000 or more during the fiscal year ended September 30, 2002, the amounts owing to each such Person, and whether such amounts are past due. The Company has not received any notice or statement from any such Person (and does not otherwise have any Knowledge of any notice or statement) to the effect that such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or otherwise).

2.28 No Illegal Payments, Etc. Neither the Company, nor to the Knowledge of the Company, any of the directors, officers, employees or agents of the Company, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment, bribe, kick-back or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose in each cash, which would have been illegal under the Foreign Corrupt Practices Act or any other Legal Requirement. Neither the Company, nor to the Company’s Knowledge any current director, officer, agent, employee or other Person acting on behalf of the Company, has accepted or received any unlawful contribution, payment, gift, entertainment or expenditure in connection with his employment by the Company.

2.29 Consents. The items described on Section 2.29 of the Disclosure Schedule, respectively, constitute, all of the permits, filings, notices, licenses, consents, authorizations, accreditation, waivers,

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approvals and the like of, to, with or by any Governmental Authority or any other Person (collectively, the “Consents”) which are required for the consummation of the transactions contemplated by this Agreement or the Transaction Documents to which it is a party or the ownership of the assets or the current conduct of the business of the Company. As of the Closing Date, all of the Consents (other than those Consents which by their nature are required to be made, given or obtained after the Closing Date) have been obtained by the Company and each of the Consents in valid and in full force and effect, and no notices have been received by the Company alleging the failure to hold any of the foregoing. The Company has no Knowledge of any basis upon which any of the Consents could be revoked or terminated as a result of or in connection with the transactions contemplated by this Agreement or the Transaction Documents to which it is a party, and the Company has received no notice (and does not otherwise have any Knowledge) of any proceedings pending or, to the Knowledge of the Company, threatened which might result in the revocation, cancellation, suspension, or adverse modification of any Consent.

2.30 No Acceleration of Rights or Benefits. Except as set forth on Section 2.30 of the Disclosure Schedule, (i) the Company has not made, nor is obligated to make, any payment to any Person with respect to (or related to) the Company or the Acquiror in connection with the transactions contemplated by this Agreement or the Transaction Documents or any other change of control transaction, and (ii) no rights or benefits of any Person with respect to (or related to) the Company or the Acquiror have been (or will be) accelerated or increased as a result of the consummation of the transactions contemplated by this Agreement or the Transaction Documents and no Person’s rights or obligations are modified upon a change of control of the Company or provide any Person the right to receive a payment or remedy (including rescission or liquidated damages) upon a change of control of the Company.

2.31 Reliance by Acquiror. The Company understands that the representations, warranties, covenants and acknowledgements set forth in this Section 2 constitute a material inducement to the Acquiror entering into this Agreement.

Section 3. REPRESENTATIONS AND WARRANTIES OF THE ACQUIRORS

The Acquiror represents and warrants to the Company that the statements contained in this Section 3 are true and correct in all respects as of the date of this Agreement and, unless a date is specified in such representation and warranty, will be true and correct in all respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.

3.1 Organization of the Acquiror. The Acquiror is duly organized, validly existing, and in good standing under the laws of the State of Delaware.

3.2 Authority for Agreement. The Acquiror has full power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Acquiror and constitutes the valid and legally binding obligation of the Acquiror, enforceable against the Acquiror in accordance with its terms and conditions, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. At or prior to the Closing, the Acquiror shall have duly executed and delivered each of the other Transaction Documents to which such Acquiror is a party, and upon such execution and delivery, each of such other Transaction Documents will constitute the valid and legally binding obligation of such Acquiror, enforceable against such Acquiror in accordance with its terms and conditions, except (i) as limited by applicable bankruptcy, insolvency, reorganization,

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moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.3 Brokers’ Fees. Such Acquiror has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

3.4 Reliance by the Company. Such Acquiror understands that the representations, warranties, covenants and acknowledgements set forth in this Section 3 constitute a material inducement to the Company entering into this Agreement.

Section 4. CONDITIONS TO OBLIGATION TO CLOSE

4.1 Conditions to Obligation of the Acquiror. The obligation of the Acquiror to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties set forth in Section 2 above shall be true and correct in all respects as of the Closing Date.

(b) Performance by the Company. The Company shall have performed and complied with all of its covenants, agreements and obligations hereunder through the Closing including the delivery of the Assignment Documents set forth in Section 1.2, except for such covenants, agreement and obligations which by their nature are required to be performed or complied with after the Closing Date.

(c) Notices and Consents. The Company shall have given any notices and made all filings to third parties (including, without limitation, any filings or notices with any Government or Governmental Agencies or required under applicable Legal Requirements) and shall have obtained each of those Consents that are set forth in Section 2.29 of the Disclosure Schedule and are required in connection with the consummation of transactions contemplated by this Agreement or the other Transaction Documents to which it is a party, or that are required as a result of the transactions contemplated hereby in order to prevent a breach of or default under, a termination or modification of, or acceleration of the terms of, any contract, agreement (credit or otherwise), lease or document to which the Company is a party and set forth in Section 2.18 of the Disclosure Schedule, except in each case for such Consents which by their nature are required to be made or obtained after the Closing Date. The Company shall have provided to the Acquiror copies of any such notice, filing or any document requesting consent, approval, permit, license, accreditation, waiver or authorization prior to distributing such notice, filing or other documents and shall have obtained the prior consent of the Acquiror with respect to the issuance of such notice, filing or other document.

(d) Certificates. The Company shall have delivered to the Acquiror the following:

(i) a certificate dated as of the Closing Date, and signed by a duly authorized officer of the Company, to the effect that each of the conditions specified in this Section 4.l(a), (b), and (c) are satisfied in all respects;

(ii) a certificate from a duly authorized officer of the Company, to the effect that each of the persons of the Company named in the definition of the term “Knowledge” (as such definition as set forth in Section 8 hereof), as such term is used in respect of the Company in connection

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with this Agreement, has reviewed, together with counsel to the Company, each of the Company’s representations and warranties set forth in Section 2 hereto and the Disclosure Schedule attached hereto, and has confirmed their accuracy as of the date hereof, and the Company hereby affirmatively covenants and agrees that it shall obtain such certificate prior to the Closing Date;

(iii) a certificate from the secretary of the Company confirming the existence, incorporation and good standing of the Company on the Closing Date, and attaching copies of the Certificate of Incorporation and Bylaws, and resolutions authorizing the execution, delivery and performance of this Agreement and all other documents and the taking of all action required thereunder or in connection therewith on behalf of the Company; and

(iv) such other documents or instruments as the Acquiror may reasonably request to effect the transactions contemplated hereby.

(e) Absence of Litigation. No action, suit, or proceeding shall be pending or threatened before any court, quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents, (ii) cause any of the transactions contemplated by this Agreement or any of the other Transaction Documents to be rescinded following consummation, (iii) affect adversely the right of the Acquiror to own the Acquired Assets, or (iv) affect adversely the right of any of the Acquiror to operate its businesses (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) as currently conducted.

(f) Director and Officer Insurance. The Acquiror shall have obtained director and officer insurance providing coverage equal to at least an amount acceptable to the Acquiror, in form and substance satisfactory to the Acquiror, which policy shall be in full force and effect as of the Closing.

(g) Key-man Life Insurance. The Acquiror shall have obtained the key-man life insurance policies on the lives of Tom Barton in the face amount of $10,000,000 and Giovanni Coglitore in the face amount of $15,000,000, each as set forth in Section 5.12 (on terms reasonably acceptable to the Acquiror), which policies shall be in full force and effect no later than thirty (30) days after the Closing. Such insurance policies shall name the Acquiror as beneficiary and shall provide that such insurance policies may not be canceled unless the insurance carrier gives at least thirty (30) days prior written notice of such cancellation to the Acquiror.

(h) Other Transaction Documents. Each of the documents and agreements set forth in the Document Closing Check List attached hereto as Exhibit B (the “Document Closing Checklist”) required to be executed and delivered on or prior to the Closing shall have been executed and delivered by the respective parties thereto.

(i) All Necessary Actions. All actions to be taken by the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Acquiror.

The Acquiror may waive any condition specified in this Section 4.1 if the Acquiror executes a writing so stating at or prior to the Closing. Such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

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4.2 Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties set forth in Section 3 above shall be true and correct in all respects at and as of the Closing Date.

(b) Performance by Acquiror. The Acquiror shall have performed and complied with all of their covenants hereunder through the Closing, including without limitation payment of the total Acquisition Consideration at Closing, except for such covenants, agreements and obligations which by their nature are required to be performed or complied with after the Closing Date.

(c) Absence of Litigation. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall he in effect).

(d) Other Transaction Documents. Each of the documents and agreements set forth in the Document Closing Checklist required to be executed and delivered on or prior to the Closing shall have been executed and delivered by the respective parties thereto.

(e) Securities Purchase Agreement. The Securities Purchase Agreement shall be in full force and effect as of the Closing.

(f) All Necessary Actions. All actions to be taken by the Acquiror in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company.

The Company may waive any condition specified in this Section 4.2 if it executes a writing so stating at or prior to the Closing. Such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

Section 5. EMPLOYEES.

5.1 Transferred Employees. Acquiror shall offer employment, to be effective as of the Closing Date and contingent upon the Closing, to those employees of the Company who are listed on Exhibit C (collectively, the “Transferred Employees”) with base salary equal to that set forth opposite to their name and any contracts of employment of any Transferred Employee that are listed on Section 5.1 of the Disclosure Schedules shall be assumed by Acquiror as a result of the transactions contemplated hereby other than with respect to the Rackable Systems, Inc. Defined Benefit Plan and the Rackable Systems, Inc. Profit Sharing Plan.

5.2 Employee Benefit Arrangements. In order to secure an orderly and effective transition of the employee benefit arrangements for Transferred Employees and their respective beneficiaries and dependents, the Company and Acquiror shall cooperate, both before and after the Closing Date, to (i) exchange information related to the Transferred Employees, including employment records, benefits

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information, and financial statements and (ii) take any other actions with respect to the Transferred Employees and their respective beneficiaries and dependents.

5.3 Post-Closing Employee Benefits. Nothing in this Section 5 shall be construed to entitle any Transferred Employee to continue his or her employment with Acquiror for any period of time, nor to interfere with the rights of Acquiror or the Company to discharge or discipline any Transferred Employee, or to change the terms of any Transferred Employee’s employment, except as specifically contemplated herein.

Section 6. POST-CLOSING COVENANTS.

6.1 Certain Tax Matters.

(a) The Company and the Acquiror will report the transactions contemplated by this Agreement in a manner consistent with their qualification as part of a transaction described in Section 351 of the Code and will not take any action inconsistent with such status.

(b) Within thirty (30) days from the date of Closing. the Company shall notify the Acquiror of its method for reporting the gain to be recognized as a result of the transfer by the Company of the Acquired Assets to the Acquiror on any income tax returns filed by the Company and the Founders, which method shall be reasonably determined and based on advice of the Company’s counsel. The parties hereto acknowledge and agree that a permissible method of reporting the amount of gain to be recognized as a result of the transfer by the Company of the Acquired Assets to the Acquiror as contemplated in this Agreement on any income tax returns filed by the Company and the Founders may be determined by allocating the Acquisition Consideration and the Assumed Liabilities amongst the Acquired Assets on a pro rata basis based on the relative fair market value of the Acquired Assets (applying the principles of Revenue Ruling 68-55) (“Pro Rata Method”).

(c) In the event that the Company and the Founders report the amount of gain to be recognized as a result of the transfer of the Company of the Acquired Assets to the Acquiror under the Pro Rata Method on any income tax returns filed by the Company and the Founders and the Company or the Founders incur an additional incremental Federal or California income tax liability upon audit solely resulting from the transfer of the Acquired Assets to the Acquiror solely as a result of the Company and the Founders utilizing the Pro Rata Method to determine the amount of gain recognized for income tax purposes upon such transfer, Acquiror agrees to indemnify the Founders for an amount equal to the lesser of (i) such additional tax liability (other than additional tax liability resulting from the fair market value of the Common Stock Component being in excess of $210,000) and (ii) $200,000, so long as the Company and the Founders (x) comply with this Section 6.l(c) of this Agreement, (y) take reasonable steps to defend such position in the event of a challenge by the Internal Revenue Service or Franchise Tax Board, and (z) not consent to any additional tax liability without the prior written consent of the Acquiror, not to be unreasonably withheld.

6.2 Post-Closing Employee Benefits. To the extent not completed as of the Closing Date, the Acquiror shall obtain the key-man life insurance policies and directors and officers insurance described in Sections 4.1(f) and (g) within 30 days of the Closing Date.

Section 7. INTENTIONALLY LEFT BLANK

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Section 8. DEFINITIONS

For purposes of this Agreement:

8.1 Certain Matters of Construction. In addition to the definitions referred to as set forth below in this Section 8:

(a) The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

(b) Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

(c) Accounting terms used herein and not otherwise defined herein are used herein as defined by GAAP in the United States in effect as of the date hereof.

8.2 Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

Term	Section
Acquired Assets	1.1
Acquiror	Preamble
Agreement	Preamble
Borrowing Base Certificate	2.19
Cash Component	1.1(a)
CERCLA	2.25(d)
Closing	1.2
Closing Date	1.2
Common Stock	2.2
Company Stock Component	1.1(b)
Company	Preamble
Company Warrant Component	1.1(c)
Consents	2.29
Disclosure Schedule	Section 2
Document Closing Checklist	Section 4.1(a), Section 4.1(h)
Financial Statements	2.9
Founders	Preamble
Leased Premises	2.16(b)
Most Recent Fiscal Year End	2.9
Most Recent Interim Period	2.9
Parties	Preamble
Real Property	2.16(c)
Securities	1.1
Company Warrant	1.1
SPA	1.4
SWDA	2.25(d)

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8.3 Certain Definitions. The following terms shall have the following meanings:

“Acquiror Bylaws” means that certain Bylaws of the Acquiror.

“Advisory Agreement” means that certain advisory agreement, dated as of the Closing Date, by and between Parthenon Capital, LLC, a Delaware limited liability company, and the Acquiror in the form and substance as set forth in Exhibit D attached hereto.

“Affiliate” shall mean, as to any specified Person at any time any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise).

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

“Amended and Restated Certificate of Incorporation” means that certain Amended and Restated Certificate of Incorporation of the Acquiror.

“Assumed Liabilities” means all Liabilities of the Company other than the Retained Liabilities.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably form the basis for any specified consequence.

“Board of Directors” means the Board of Director of the Company as elected from time to time.

“Bylaws” means that certain Bylaws of the Company dated as of November 1, 2000.

“Certificate of Incorporation” means that certain Certificate of Incorporation of the Company dated as of October 24, 2000.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contractual Obligation” shall mean, with respect to any Person, any written or oral contract, agreement, deed, mortgage, lease, license, commitment, guaranty. indenture, undertaking, arrangement or understanding or other document or instrument including, without limitation, any document or instrument evidencing or otherwise relating to any Indebtedness but excluding the charter and by-laws of such Person, to which or by which such Person is a party or otherwise subject or bound, or to which or by which any property or right of such Person is subject or bound.

“Deferred Compensation Agreement” means, collectively, each of the Deferred Compensation Agreements between the Acquiror and each of Todd Ford and Tom Barton.

“Employee Benefit Plan” means any pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, stock appreciation, phantom stock or other equity based arrangement, incentive, bonus, performance, vacation, termination, retention, change of control, severance, golden parachute, disability, hospitalization, medical, dental, vision, disability, life insurance, cafeteria, flexible

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spending account, or other employee benefit plan, program, policy, or arrangement, including without limitation, any “employee benefit plan” (as defined under Section 3(3) of ERISA) or plans administered pursuant to applicable health tax, workers’ compensation and unemployment insurance legislation, which the Company or any Subsidiary maintains, contributes to or with respect to which the Company or any Subsidiary has any liability, whether or not such plans programs or arrangements are intended to be (1) covered or qualified under the Code, ERISA or any other applicable law of any jurisdiction, (2) written or oral, (3) funded or unfunded, (4) absolute or contingent, or (5) generally available to any or all employees (including former employees) of the relevant employer, or their beneficiaries or dependents.

“Employee Proprietary Information and Inventions Agreements” means those certain Employee Proprietary Information and Inventions Agreements, dated as of the date hereof, by and between the Acquiror and each and all employees of the Acquiror in the form and substance as set forth on Exhibit F attached hereto.

“Employment Agreements” means the Employment and Non-Competition Agreement, dated as of the date hereof, by and between the Acquiror and each of the Founders, Todd Ford and Tom Barton in the forms of Exhibit G attached hereto.

“Encumbrance” means any Lien, encumbrance, charge, restriction, mortgage, pledge or security interest.

“Environmental and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety related to hazardous materials and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, radiation or radon).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that, together with the Company or any Subsidiary, is treated as a single employer under Section 414 of the Code.

“Executive Securities Purchase Agreements” means that certain Executive Securities Purchase Agreement, dated as of the date hereof, by and between each of Tom Barton and Todd Ford and the Acquiror.

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

“Founders” shall mean each of Giovanni Coglitore, Nikolai Gallo and Jack Randall.

“Founders Agreement” means that certain Founders Rights and Repurchase Agreement, dated as of the Closing Date, by and among the Acquiror and each of the Founders in the form and substance as set forth in Exhibit H attached hereto.

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“Founders’ Notes” shall mean the promissory notes issued by the Company, each dated December 20, 2001, to each of the Founders in the principal amounts of $745,984.24, as amended pursuant to an Amendment to Promissory Note, dated November 19, 2002.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a consistent basis in accordance with past practice.

“Government or Governmental Authority” means any federal, state, local, foreign, international, multinational or other government and any political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Indebtedness” means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (including trade payables, amounts owed to suppliers and other current liabilities incurred in the Ordinary Course of Business which are past due) including any Liability (whether earn-outs, indemnity payments, non-compete payments, consulting payments, retention bonuses, severance payments or other similar payments, or otherwise, that may be payable as a result of or in connection with any acquisition of, or investments in, or sale to another Person or the consummation of any of the transactions contemplated hereby, (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person’s assets, (viii) all indebtedness created or arising under any conditional sale or other retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), and (ix) any unsatisfied obligation for “withdrawal liability” to “multi-employer plan” as such terms are defined under ERISA.

“Intellectual Property” means the entire right, title and interest in and to all intellectual property rights of every kind and nature, including patents, copyrights, Trademarks, mask works, trade secrets and all applications for any of the foregoing, (i) subsisting in, covering, reading on, directly applicable to or existing in the Products or the Technology related thereto: (ii) that are owned, licensed or controlled in whole or in part by the Company and relate to any business of the Company; or (iii) that are used in or necessary to the development, manufacture, sales, marketing or testing of the Products.

“IPO” means the initial public offering of the Company’s securities pursuant to the Securities Act of 1933, as amended, or any similar federal law then in force.

“Knowledge” means (i) with respect to an individual, (A) such individual’s actual knowledge and awareness and (B) the knowledge or awareness which a business person should have obtained in the conduct of his or her business after making reasonable inquiry and reasonable diligence with respect to the particular matter; provided that for the purposes of the foregoing, reasonable inquiry or diligence shall not be deemed to require any search, investigation or inquiry of local, county, state. federal or other publicly available records related to (w) instruments of record affecting leased premises, (x) actions, suits, proceedings, investigations, or complains affecting the Company, (y) patents, trademarks, or copyright databases, or (z) underground storage tanks, landfills or surface waste or waste water impoundments or other disposal areas; and (ii) with respect to a corporation, partnership, limited liability company or other

26.

entity, the knowledge (as defined in clause (i)) of its senior managers and key employees (and in the case of the Company each of the following persons: Giovanni Coglitore, Nikolai Gallo and Jack Randall.

“Legal Requirement” means any requirement arising under law (including any common law), rule, regulation, directive, decision, by-law, ordinance, circular, code, order, demand, notice, resolution, injunction, judgment, decree, ruling, interpretation, constitution, ordinance, treaty, order or other determination, direction or act of any arbitrator or Government or Governmental Authority, including any Environmental and Safety Requirements.

“Liability” means any liability, debt, deficiency, Tax, penalty, fine, claim, cause of action, obligation or other loss, cost or expense of any kind or nature whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due and regardless of when asserted), including any liability for Taxes.

“Lien” means any mortgage, lien, charge, claim, equitable interest, Encumbrance, guarantees, restriction on transfer option, preemptive rights, rights of first refusal or other similar arrangement or interest or any other type of preferential arrangement (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to the Company under a lease which is not in the nature of a conditional sale or title retention agreement), any subordination arrangement in favor of another Person, transfer for the purpose of subjection to the payment of any Indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

“Material Adverse Effect” means, with respect to any Person, a change in, or effect on, the operations, financial condition (financial or otherwise), results of operations, prospects, assets, Liabilities, value or the business (as presently conducted or as presently proposed to be conducted) that, individually or together with all other such changes or effects has had or is reasonably likely to result in a material adverse effect on, or a material adverse change in, such Person and its Subsidiaries taken as a whole or has impaired or would impair the ability of a Person to consummate the transactions contemplated by the Transaction Documents.

“Members of the Immediate Family” shall mean, with respect to any individual, each parent, sibling, spouse or child or other descendants of such individual, each trust created for the primary benefit of one or more of the aforementioned Persons and their spouses and each custodian or guardian of any property of one or more of the aforementioned Persons in its capacity as such custodian or guardian.

“Most Recent Balance Sheet” means the balance sheet for the Most Recent Interim Period.

“Most Recent Financial Statements” means the audited Financial Statements for the Most Recent Fiscal Year End.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Opinion” means that certain opinion received by the Acquiror from counsel to the Company in form and substance as set forth in Exhibit I attached hereto, addressed to the Acquiror, and dated as of the Closing Date.

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“Option Agreement” means that certain Option Agreements, dated as of the date hereof, by and between the Company and each of the Chief Executive Officer of the Company and the Chief Financial Officer of the Company, in the form and substance as set forth in Exhibit J attached hereto.

“Option Plan” means that certain Option Plan of the Company, dated as of the date hereof, in the form and substance as set forth in Exhibit K attached hereto.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” shall mean (A) those Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the Ordinary Course of Business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $1,000 in the case of a single property or $5,000 in the aggregate at any time, and (B) those Liens Imposed against the Company in connection with the Senior Lender Loan Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, Government or Governmental Authority or other entity.

“Plan” means that certain 2001 Stock Incentive Plan of the Company as amended.

“Products” means all current products and services of the Company, any subsequent versions of such products and services currently being developed, any products and services currently being developed by the Company which are designed to supersede, replace or function as a component of such products or services, and any upgrades, enhancements, improvements and modifications to the foregoing.

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

“Registration Agreement” means that certain Registration Agreement, dated as of the Closing Date, by and between the Acquiror, Rackable Investment LLC, the Company and the Founders in the form and substance as set forth in Exhibit L attached hereto.

“Reportable Event” has the meaning set forth in ERISA Section 4043.

“Retained Assets” means (i) the corporate charter of the Company, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other Transaction Documents relating to the organization, maintenance, and existence of the Company as a corporation; (ii) all claims, causes of action, rights of recovery and rights of set-off of any kind related to the Retained Assets or Retained Liabilities; (iii) cash to be used to pay S corporation taxes attributable to the Founders in an amount equal to $271,387; (iv) Stock Bonus Agreement dated as of May, 2001 by and between the Company and Joseph Pittfield; (v) Warrant to Google, Inc., dated as of November 27, 2000, by the Company to Google, Inc., (vi) Stockholders Agreement, dated as of March 1, 2001, as amended on June 4, 2002; (vii) Inter-Creditor Agreement, dated as of May 11, 2002, by and between the Company and the Founders; (viii) consideration received in connection with any exercise of options or Warrants outstanding as of the date hereof, (ix) cash to be used to pay the Company’s corporate tax for fiscal year 2002 in an amount equal to $15,571, (x) cash to be used to pay certain of the

28.

Company’s fees and expenses associated with the transactions contemplated hereby in the amount of $192,500, and (xi) the Acquisition Consideration.

“Retained Liabilities” means all Liabilities evidencing, arising out of, relating to, with respect to, in the nature of or caused by (i) indebtedness of the Company described in clauses (i), (ii) and (v) of the definition of Indebtedness, including, without limitation, those Indebtedness described in such clauses (i), (ii), and (v), and set forth in Section 2.10 of the Disclosure Schedule (including, without limitation, the Founders’ Notes (including all accrued interest thereon) but excluding Liabilities of the Company pursuant to the Senior Lender Loan Agreement (it being understood that $0 of such loan have been drawn on prior to the date hereof)) and any fees, costs or expenses incurred in connection with this Agreement or any of the other Transaction Documents to which the Company or the Founders are party or the consummation of the transactions contemplated hereby or thereby (including, without limitation, those set forth on the Disclosure Schedule or on Attachment 8 thereto); (ii) any Retained Assets; (iii) any of the Transaction Documents to which the Company is a party; (iv) Taxes of the Company; (v) sponsorship of and all Liabilities relating to the Rackable Systems, Inc. Defined Benefit Plan and the Rackable Systems, Inc. Profit Sharing Plan; (vi) bulk sales or bulk transfers laws or as a result of any “defacto merger” or “successor-in-interest” or other theories of Liability not otherwise assumed by the Acquiror pursuant to the transactions contemplated hereby; (vii) any current or former equityholder of the Company, including any claims or allegations made by any of them, other than claims which are not being released pursuant to the Founders Agreement; and (viii) any other amounts owed to Morrison & Foerster (other than an amount not to exceed $90,000 incurred in connection with ongoing matters in the Ordinary Course of Business (i.e., not incurred in connection with the transactions contemplated hereby)) and (ix) any matters referred to on the Schedule of Retained Liabilities. For purposes of this definition, the Company shall include the Company and any predecessors to the Company and any Person with respect to which the Company is a successor-in-interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise).

“Schedule of Retained Liabilities” shall mean those Liabilities of the Company as set forth in Exhibit M attached hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Purchase Agreement” means that certain Security Purchase Agreement, dated as of the date hereof, by and between Rackable Corporation, a Delaware corporation, and Rackable Investment LLC. a Delaware limited liability company.

“Senior Lender” means Silicon Valley Bank.

“Senior Lender Loan Agreement” means that certain loan and security agreement, dated as of December 17, 2002, by and between the Company and the Senior Lender, providing for a line of credit to the Company in the amount of up to $5,000,000 for working capital purposes.

“Series A Preferred Stock” means the shares of capital stock of the Acquiror newly issued as “Series A Participating Preferred Stock,” par value $0.001 per share, containing the rights, preferences and privileges as set forth in the Acquiror Certificate of Incorporation.

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“Stockholders Voting Agreement” means that certain Stockholders Voting Agreement, dated as of the date hereof, by and among the Company, the Acquiror and certain of the Acquiror’s other stockholders in the form and substance as set forth in Exhibit N attached hereto.

“Subsidiary” means with respect to any Person, (i) any corporation at least a majority of whose outstanding voting stock is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, (ii) any partnership, limited liability company, joint venture or similar entity, at least a majority of whose outstanding partnership, membership or similar interests shall at the time be owned by such Person, or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries and (iii) any limited partnership or limited liability company of which such Person or any of its Subsidiaries is a general partner or managing member. For the purposes of this definition, “voting stock means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person, other than shares, interests, participations or other equivalents having such power only by reason of contingency. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Tax” - or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, statement, declaration, notice, certificate or other document, including any amendment thereof, that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.

“Technology” means all inventions, copyrightable works, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation, and manuals), computer software, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law or otherwise.

“Termination of Agreement of Understanding” means that certain Termination of Agreement of Understanding, dated on or before the date hereof, by and between the Company and Callero Partners, Inc. in the form and substance as set forth in Exhibit E.

“Trademarks” means any trademarks, service marks, trade dress, and logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

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“Transaction Documents” means this Agreement, the Employment Agreements, the Employee Proprietary Information and Inventions Agreements, the Founders Agreement, the Registration Agreement, the Advisory Agreement, the Stockholders Voting Agreement, the Acquiror’s Amended and Restated Certificate of Incorporation, the Acquiror Bylaws, the Document Closing Checklist, the Option Plan, the Option Agreements, the Company Warrant Agreement. the Company Warrant, the Unit Purchase and Exchange Agreement, the Executive Securities Purchase Agreement, the Deferred Compensation Plan, the Termination of Agreement of Understanding, and each other certificate, instrument or document to be executed and delivered pursuant to this Agreement.

“Unit Purchase and Exchange Agreement” means that certain Unit Purchase and Exchange Agreement, dated as of the date hereof, by and between Tom Barton, Todd Ford, Rackable Investment LLC and other parties thereto.

Section 9. MISCELLANEOUS

9.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior approval of the other Party, except where such disclosure is required pursuant to applicable law. From and after the Closing, the Company agrees that it will not make any statement to the press, press release or other public announcement regarding this Agreement or the transactions contemplated hereby unless the text and time of the release of any such statement has been approved by the Acquiror, except where such disclosure is required pursuant to applicable law.

9.2 Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than any Party, its respective successors and permitted assigns.

9.3 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or among the Parties or any of their Affiliates, written or oral, to the extent they relate in any way to the subject matter hereof and thereof.

9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Acquiror may (i) prior to Closing assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder and (ii) after Closing assign any or all of its rights and Interests hereunder to one or more transferees of any securities acquired by the Acquiror hereunder or directly or indirectly acquired pursuant to any securities acquired hereunder and designate one or more of such transferees to perform its obligations hereunder (and any such transferee may effect an assignment under this clause (ii) to a subsequent transferee as if such first transferee were a Acquiror hereunder) (in any or all of which cases the Company nonetheless shall remain responsible for the performance of all of its obligations hereunder).

9.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect In any way the meaning or interpretation of this Agreement.

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9.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon confirmation of receipt if sent by facsimile or personal delivery, (ii) one business day following the date sent when sent by overnight delivery and (iii) five business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

If to the Company:

Rackable Systems, Inc.

72 1 Charcot Avenue

San José, CA 95131

Facsimile: (408) 321-0293

Attention: Chief Executive Officer

Copy to:

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, CA 94304-1018

Facsimile: (650) 494-0792

Attention: Paul “Chip” Lion III

If to the Acquiror:

Rackable Corporation

c/o Parthenon Capital

200 State Street, 8th Floor,

Boston, Massachusetts 02109

Facsimile: (617) 478-7010

Attention: Will Kessinger and Brian Golson

Copy to:

Kirkland & Ellis

200 East Randolph Drive

Chicago, IL 60601

Facsimile: (312) 861-2200

Attention: Jeffrey Seifman

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electron mail), but no such notice, request, demands, claims, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

9.8 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict

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of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

9.9 Amendments and Waivers. For the purposes of this Agreement, except as otherwise specifically set forth herein, no course of dealing between the Company and the Acquiror and no delay on the part of any Party in exercising any rights hereunder shall operate as a waiver of the rights hereof and thereof. No provision hereof may be amended or waived unless such amendment or waiver is in writing and signed by each Party to be bound thereby. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10 Severability. Each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law by which this Agreement is governed, such invalidity, illegality or unenforceability shall not affect any other provision; provided that such provision shall be construed to give effect to the parties intent of such provision to the maximum extent permitted by applicable law.

9.11 Intentionally Left Blank.

9.12 Remedies. The Acquiror shall have all rights and remedies set forth in this Agreement and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

9.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The “word including” shall mean including without limitation. The mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

9.14 Generally Accepted Accounting Principles. Where any accounting determination or calculation is required to be made under this Agreement or the exhibits hereto, such determination or calculation (unless otherwise provided) shall be made in accordance with GAAP, consistently applied, except that if because of a change in GAAP the Company would have to alter a previously utilized accounting method or policy in order to remain In compliance with GAAP, such determination or calculation shall continue to be made in accordance with the Company’s previous accounting methods and policies. All numbers set forth herein which refer to share prices or numbers or amount will be

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appropriately adjusted to reflect stock splits, stock dividends, combinations of classes and other recapitalizations affecting the subject class of stock.

9.15 Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

9.16 Payment Set Aside. To the extent that the Company or any other obligor makes a payment or payments to the Acquiror hereunder or under other agreements contemplated hereby or the Acquiror enforce their rights or exercise their right of setoff hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, any of its Subsidiaries, a trustee, receiver or any other Person under any law (including any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and shall continue in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

9.17 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.18 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or equity).

9.19 Further Assurances. At any time and from time to time after the Closing, at the request of any Acquiror and without further consideration, the Company will execute and deliver, or cause to be executed and delivered, such other instruments and documents and take such action as such Acquiror may reasonably request in order to confirm, complete or better consummate the transactions contemplated by this Agreement or any of the other Transaction Documents.

9.20 Unassigned Contracts or Permits. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not constitute an agreement to transfer, sell or otherwise assign any instrument, contract, lease, license, permit or other agreement or arrangement which is not permitted to be assigned in connection with a transaction of the type contemplated by this Agreement (collectively, the “Unassigned Contract”). The beneficial interest in and to each Unassigned Contract shall in any event pass to the Acquiror at the Closing; and the Company covenants and agrees to cooperate with the Acquiror in any lawful and economically feasible arrangement to provide the Acquiror with the Company’s entire interest in the benefits under each of the Unassigned Contracts. If and only if the

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Acquiror receives the economic benefits under an Unassigned Contract, the Acquiror agrees to accept the burdens and perform the obligations under such Unassigned Contract as subcontractor of the Company. Furthermore, if the other party(ies) to an Unassigned Contract subsequently consent to the assignment of such contract to the Acquiror (without modification thereto which is adverse to the Acquiror), the Acquiror shall thereupon agree to assume and perform all liabilities and obligations arising thereunder after the date of such consent, at which time such Unassigned Contract shall be deemed an Acquired Asset.

9.21 Acknowledgement. The Company acknowledges that it will reserve such amounts as it deems necessary, upon good faith determination, to cover any of its Liabilities, including, without limitation, the Retained Liabilities.

9.22 Reliance. Without limiting the specific language of any other representation or warranty in Section 2, all information furnished or to be furnished by the Company to the Acquiror in this Agreement, and in exhibits or schedules attached hereto, is or will be accurate and complete, includes or will include all material facts required to be stated therein and does not or will not contain any untrue statement of a material fact or omit any material fact necessary to make the statements therein not misleading. Notwithstanding any right of the Acquiror fully to investigate the affairs of the Company, and notwithstanding any Knowledge of facts determined or determinable by the Acquiror pursuant to such investigation or right of investigation, the Acquiror has the right to rely fully upon the representations and warranties of the Company, contained in this Agreement, in the exhibits or the schedules hereto or in any other document delivered in connection with the transactions contemplated hereby.

Section 10. WAIVER OF JURY TRIAL.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE ACQUIROR AND THE COMPANY HEREBY WAIVE, AND COVENANT THAT NEITHER THE COMPANY NOR THE ACQUIROR WILL ASSERT, ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY PROCEEDING, WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR IN ANY WAY CONNECTED WITH, RELATED OR INCIDENTAL TO THE DEALINGS OF THE ACQUIROR AND THE COMPANY HEREUNDER OR THEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN TORT OR CONTRACT OR OTHERWISE. The Company acknowledges that it has been informed by the Acquiror that the provisions of this Section 10 constitute a material inducement upon which the Acquiror are relying and will rely in entering into this Agreement and purchasing the Shares pursuant hereto. Any Acquiror or the Company may file an original counterpart or a copy of this Section 10 with any court as written evidence of the consent of the Acquiror and the Company to the waiver of its right to trial by jury.

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IN WITNESS WHEREOF, the undersigned have executed this Asset Acquisition Agreement as a sealed instrument as of the day and year first above written.

THE COMPANY:	RACKABLE SYSTEMS, INC.

	By:	/s/ Jack Randall
	Name:	Jack Randall
	Title:	Secretary

ACQUIROR:	RACKABLE CORPORATION

	By:	/s/ Tom Barton
	Name:	Tom Barton
Title:

FOUNDERS:

/s/ Giovanni Coglitore
Giovanni Coglitore

/s/ Nikolai Gallo
Nikolai Gallo

/s/ Jack Randall
Jack Randall